                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107754



                          PROSPECTUS SUPPLEMENT NO. 10
                     (To Prospectus dated January 16, 2004)

         This prospectus supplement supplements the prospectus dated January 16, 2004 of LIN Television Corporation relating to the resale from time to time by selling securityholders of our 2.50% Exchangeable Senior Subordinated Debentures due 2033 and LIN TV Corp. shares of class A common stock issuable upon conversion of the debentures. This prospectus supplement should be read in conjunction with the prospectus, as supplemented, which is required to be delivered with this prospectus supplement.

         The securities offered hereby involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 9 of the prospectus in determining whether to purchase the LIN Television Corporation 2.50% Exchangeable Senior Subordinated Debentures due 2033 or the LIN TV Corp. shares of class A common stock issuable upon conversion of the debentures.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

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         The section of the prospectus entitled "Selling Securityholders" on pages 25-26 of the prospectus is amended and restated in its entirety to read as follows:

                             SELLING SECURITYHOLDERS


         LIN Television issued the debentures covered by this prospectus in private placements on May 12, 2003 and May 16, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the LIN TV class A common stock into which the debentures are convertible pursuant to this prospectus.

         The following table sets forth information with respect to the selling securityholders and the principal amount of debentures and LIN TV common stock into which the debentures are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the following selling securityholders to us in a questionnaire and is as of the date specified by the security holders in those questionnaires.


                                                Principal       Shares of LIN TV
                                                Amount of        Class A Common                            Shares of LIN TV
                                               Debentures      Stock Beneficially        Debentures         Class A Common
                                              Beneficially         Owned Upon            Owned After          Stock Owned
                                              Owned That       Conversion of the        Completion of     After Completion of
Name of  Securityholder                       May Be Sold        Debentures (1)        the Offering (2)     the Offering(2)
-----------------------                       -----------        --------------        ----------------     ---------------
UBS AG London Branch .................         18,500,000            856,083                  0                  0
DBAG London ..........................         16,712,000            773,344                  0                  0
Deutsche Bank Securities Inc..........         10,000,000            462,748                  0                  0
Highbridge International LLC .........         17,500,000            809,809                  0                  0
Nomura Securities Intl Inc............         10,000,000            462,748                  0                  0
Clinton Riverside Convertible
    Portfolio Limited ................          6,670,000            308,652                  0                  0
National Bank of Canada
    c/o Putnam Lovell NBF
    Securities Inc. ..................          6,000,000            277,648                  0                  0
Clinton Multistrategy Master Fund,
    Ltd ..............................          5,830,000            269,782                  0                  0
Argent Classic Convertible Arbitrage
    (Bermuda) Fund Ltd................          5,600,000            259,138                  0                  0
Royal Bank of Canada .................          5,000,000            231,374                  0                  0
Onyx Fund Holdings, LDC ..............          4,500,000            208,236                  0                  0
The Coast Fund, L.P...................          4,000,000            185,099                  0                  0
KBC Financial Products
    [Cayman Islands] Ltd..............          3,000,000            138,824                  0                  0
Argent Low Lev Convertible
    Arbitrage Fund Ltd................          2,700,000            124,941                  0                  0
Argent Classic Convertible Arbitrage
    Fund L.P..........................          2,500,000            115,687                  0                  0
Bear, Stearns & Co. Inc...............          2,000,000             92,549                  0                  0
Laurel Ridge Capital, LP..............          6,000,000            277,648                  0                  0
MFS Total Return Fund A Series of
    Series Trust V ...................          2,000,000             92,549                  0                  0
Nisswa Master Fund Ltd................          2,000,000             92,549                  0                  0
White River Securities L.L.C..........          2,000,000             92,549                  0                  0
Zurich Institutional Benchmarks
    Master Fund Ltd. .................          1,735,000             80,286                  0                  0
CNH CA Master Account, L.P............          1,000,000             46,274                  0                  0
Lyxor Master Fund Ref:
   Argent/LowLev CB c/o Argent........            800,000            137,019                  0                  0
BP Amoco PLC Master Trust ............            706,000             32,670                  0                  0


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

Argent LowLev Convertible Arbitrage
    Fund LLC .........................            700,000             32,392                  0                  0
Argent LowLev Convertible Arbitrage
    Fund II, LLC .....................            600,000             27,764                  0                  0
Argent Classic Convertible Arbitrage
    Fund II, L.P. ....................            600,000             27,764                  0                  0
Xavex Convertible Arbitrage 10 Fund ..            600,000             27,764                  0                  0
Gasner Investors Holdings Ltd. .......            500,000             23,137                  0                  0
Xavex Convertible Arbitrage 2 Fund ...            500,000             23,137                  0                  0
Meadow IAM Limited ...................            310,000             14,345                  0                  0
Class C Trading Company, Ltd. ........            300,000             13,882                  0                  0
Custom Investments PCC, Ltd. .........            300,000             13,882                  0                  0
Hotel Union & Hotel Industry of
    Hawaii Pension Plan ..............            276,000             12,771                  0                  0
Sphinx Convertible Arb Fund SPC ......            253,000             11,707                  0                  0
Credit Suisse First Boston Europe
    Limited ..........................            200,000              9,254                  0                  0
Zurich Institutional Benchmark Master
    Fund LTD .........................            100,000              4,627                  0                  0
Viacom Inc. Pension Plan Master
    Trust ............................             24,000              1,110                  0                  0
Jefferies and Company Inc. ...........              6,000                277                  0                  0
Sphinx Convertible Arbitrage (Clinton)          2,223,000            102,868                  0                  0
    Segregated Portfolio
Partners Group Alternative Strategies           2,223,000            102,868                  0                  0
    PCC Ltd. - Green Delta Cell

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(1)  Assumes conversion of all of the securityholders' debentures at the maximum conversion rate of 46.2748 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under "Description of Debentures -- Exchange Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) We do not know when or in what amounts a selling securityholder may offer the debentures or shares for sale. The selling securityholders might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

(3) Information about other selling securityholders will be set forth in prospectus supplements or amendments to this prospectus, if required.


     None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, other than Bear, Stearns & Co., Inc. and Deutsche Bank Securities, Inc., which were initial purchasers of the debentures and our 6 1/2% Senior Subordinated Notes due 2013.


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           The date of this prospectus supplement is December 7, 2004.

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